Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jacksonville Bancorp, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 (File No. 333-______) of Jacksonville Bancorp, Inc. (Jacksonville Bancorp-Federal) of our report dated March 15, 2010, on our audits of the consolidated balance sheets of Jacksonville Bancorp, Inc. and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the two-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Jacksonville Bancorp, Inc.

/s/ BKD, LLP

Decatur, Illinois
July 27, 2010